Exhibit 4(d)

ORDER FOR AUTHENTICATION AND DELIVERY OF SECURITIES

January 11, 2007

THE BANK OF NEW YORK
As Trustee under the Indenture,
dated as of February 25, 2000, as amended
and supplemented, between
Southwestern Electric Power Company and
The Bank of New York
101 Barclay Street
New York, New York 10286

Ladies and Gentlemen:

Southwestern Electric Power Company, a Delaware corporation (the "Company"), has executed and delivered to you, as Trustee, for authentication and delivery pursuant to the provisions of Section 303 of the Company's Indenture, dated as of February 25, 2000 (the "Original Indenture"), between the Company and you, as Trustee, as heretofore amended and supplemented and as further amended and supplemented by the Fifth Supplemental Indenture, dated as of January 11, 2007, between the Company and you, as Trustee (the "Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), $250,000,000 aggregate principal amount of the Company's 5.55% Senior Notes, Series E, due 2017 (the "Securities"), in definitive fully registered global form without coupons, and issued in the name of Cede & Co. as nominee of The Depository Trust Company.

In this connection, there have been delivered to you (a) a photocopy of the order of the Securities and Exchange Commission under the Securities Act of 1933, as amended, dated August 25, 2003 (the "Order") with respect to the effectiveness of Registration Statement Nos. 333-108045, 333-108045-1, 333-108045-2 and 333-108045-3 of the Company, relating to the Securities, and (b) an executed counterpart of the Supplemental Indenture relating to the Securities.

The following additional documents are attached hereto or have been delivered to you separately this day:

1.    Certified copies of resolutions (the "Resolutions") of the Board of Directors of the Company relating to the Securities:

(a)   authorizing the execution by the Company of the Supplemental Indenture; and

(b)   authorizing the execution of the Securities by the Company and the authentication and delivery thereof by or on behalf of you, as Trustee, pursuant to the provisions of Section 303 of the Original Indenture.

2.    An Officers' Certificate, pursuant to Sections 102 and 303 of the Original Indenture.

3.    The opinion of Thomas G. Berkemeyer, Esq., counsel for the Company, pursuant to Sections 102, 303 and 903 of the Original Indenture.

The Supplemental Indenture sets forth the form, terms, provisions and characteristics of the Securities, and amends the Original Indenture in the particulars and to the extent provided in the Supplemental Indenture.

You, as Trustee, are hereby (i) authorized and directed to authenticate $250,000,000 aggregate principal amount of the Securities, executed by the Company and delivered to you concurrently with this order, in the manner provided by the Indenture and (ii) requested to hold the Securities as custodian for The Depository Trust Company ("DTC") in accordance with the Blanket Letter of Representations dated June 23, 2005 from the Company and you, as Trustee, to DTC.

        Exhibit 4(d)

Kindly acknowledge receipt of this Company Order, including the documents listed herein, and confirm the arrangements set forth herein by signing and returning a copy of this letter.

Very Truly yours,

SOUTHWESTERN ELECTRIC
POWER COMPANY

By        /s/ Stephen P. Smith
Stephen P. Smith
Vice President

By        /s/ Stephan T. Haynes
                                    Stephan T. Haynes
Assistant Treasurer

Acknowledged by Trustee:

THE BANK OF NEW YORK

By        /s/ Mary LaGumina
Mary LaGumina
Authorized Signatory

Date:  January 11, 2007